Exhibit 10.1

EXECUTIVE SEVERANCE AGREEMENT AND RELEASE OF CLAIMS
THIS AGREEMENT (“Agreement”) is entered into as of the Effective Date, as defined in Paragraph 11 hereof, by and between C. Bryan Johnson (“JOHNSON”) and SmartFinancial, Inc. and SmartBank (referred to, collectively, as “SMARTBANK”). Together, SmartFinancial, Inc., SmartBank, and JOHNSON may be referred to hereinafter as the “Parties.”
In consideration of the premises and mutual promises contained herein the Parties agree as follows:
1.Final Employment Period and Termination. JOHNSON’s employment with SMARTBANK will end as of the close of business on May 31, 2019 (“Separation Date”), and he will perform no work on behalf of SMARTBANK after that date. JOHNSON may elect to resign in lieu of involuntary termination, in which case SMARTBANK agrees to accept his resignation which will be deemed effective as of May 31, 2019; however, under no circumstances will JOHNSON’s employment extend past May 31, 2019. For the remainder of his employment and through the Separation Date (“Transition Period”), JOHNSON will retain the title of Chief Financial Officer of SMARTBANK and will (i) continue his employment with SMARTBANK, including, to the extent requested by SMARTBANK, conducting his regular job duties diligently and to the best of his ability and providing any cooperation, assistance, and/or training reasonably requested by SMARTBANK to transition his work, responsibilities, files, and systems, as and to the extent determined in SMARTBANK’s sole discretion; and (ii) be available as an advisor to SMARTBANK and the Board(s) of Directors thereof (the foregoing duties, collectively, the “Transition Services”). Notwithstanding the foregoing, JOHNSON acknowledges and agrees that, during the Transition Period, he will not have final authority over finance or accounting matters, including finance or accounting department staff, and will confer with and defer to Ron Gorczynski, SMARTBANK’S Chief Administrative Officer, on all such matters, except that JOHNSON shall retain final authority and responsibility for the preparation, review, signing and filing of SmartFinancial, Inc.’s Form 10-Q for the quarter ended March 31, 2019. In exchange for providing the Transition Services, JOHNSON will remain employed with SMARTBANK until the Separation Date, and will continue to receive his current compensation and benefits through and including the Separation Date. If JOHNSON elects to resign, and to the extent SMARTBANK receives inquiries regarding the termination of JOHNSON’s employment from third parties including prospective employers, it will indicate that he voluntarily resigned his employment with SMARTBANK, unless JOHNSON is terminated for Cause pursuant to Paragraph 3 of this Agreement prior to the Separation Date.
2.Compensation through Separation Date. Following the Separation Date, JOHNSON will be paid for all outstanding wages earned since his last paycheck through and including the Separation Date, less customary and applicable payroll deductions. This will include payment for accrued paid time off (“PTO”) in the amount of 107.65 hours, paid at the rate of $94.69 per hour. JOHNSON confirms and agrees that, through the date he executes this Agreement, he has received all wages, reimbursements, payments, or other benefits to which he is entitled as a result of his employment with SMARTBANK.
3.Termination for Cause Prior to Separation Date. Nothing in this Agreement shall limit SMARTBANK’s ability to terminate JOHNSON’s employment prior to the Separation Date for Cause. The term “Cause,” as used in this Agreement, shall mean conduct amounting to (i) fraud or dishonesty against SMARTBANK or its customers or affiliates, (ii) willful misconduct, including but not limited to repeated refusal to follow the reasonable directions of JOHNSON’s superiors or the Board(s) of Directors of SMARTBANK, or knowing violation of law in the course or scope of performance of services for SMARTBANK or its affiliates; (iii) intoxication with alcohol or drugs while on the premises of SMARTBANK during regular business hours; (iv) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; or (v) a breach or violation of the terms of this Agreement or any other agreement between JOHNSON and SMARTBANK or its affiliates. In the event JOHNSON resigns for any reason or is terminated for Cause prior to the Separation Date, JOHNSON will only be entitled to receive payment for wages through JOHNSON’s last day actually worked for SMARTBANK, less customary and applicable payroll deductions, and JOHNSON will not be entitled to the other payments and benefits set forth in this Agreement.
4.Benefits. If JOHNSON remains employed by SMARTBANK through the Separation Date, he will remain eligible to participate in all group benefits plans in which he is currently enrolled through SMARTBANK through the end of May 2019. JOHNSON remains obligated to pay his portion of any premiums relating to such plans due and owing in April 2019 and May 2019 and any such amounts will be deducted from his final pay, as described in Paragraph 2 herein. As of June 1, 2019, JOHNSON will be eligible for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under any group benefits plans in which he is currently enrolled through SMARTBANK. JOHNSON will be provided with all legally required notices of his rights and obligations pursuant to COBRA.
5.Severance Pay and Benefits. In consideration for this Agreement, SMARTBANK agrees to provide JOHNSON additional amounts over and above what he would be otherwise entitled to receive, as follows:
(a)SMARTBANK shall pay to JOHNSON One Hundred and Twenty-Five Thousand Dollars ($125,000.00). This amount shall be paid in a lump sum.
(b)If JOHNSON timely and properly elects COBRA health continuation coverage, SMARTBANK will pay on behalf of JOHNSON the monthly COBRA premium required to maintain such coverage for JOHNSON and his dependents until the earliest of November 30, 2019, or the date JOHNSON is no longer eligible to receive COBRA continuation coverage and/or the date on which JOHNSON becomes eligible to receive substantially similar coverage from another employer. JOHNSON agrees to immediately notify SMARTBANK in the event he is no longer eligible to receive COBRA continuation coverage and/or becomes eligible to receive substantially similar coverage from another employer if either of those events occurs prior to November 30, 2019.
(c)The amounts set forth herein will be designated as wages and subject to applicable withholding and a W-2 form will be issued to JOHNSON by SMARTBANK for each calendar year in which he receives these payments.
(d)Payments under this section will not commence until the expiration of the revocation period set forth in Paragraph 11 of this Agreement. The payment described in Paragraph 5(a) will issue on the first regularly scheduled pay day following the expiration of the revocation period.
(e)Payments under this section are contingent upon JOHNSON signing a Second Release and waiver of claims (Attached hereto as Exhibit A) on or after the Separation Date, if requested to do so by SMARTBANK, as further described in Paragraph 7(d) of this Agreement.
6.Return of Company Property. JOHNSON agrees to deliver to SMARTBANK, on or prior to the Separation Date, all SMARTBANK property in possession or control of JOHNSON, including vehicles, keys, equipment, laptops, phones or other electronic devices, and all data and documents in any form pertaining to SMARTBANK’s business operations, personnel, or customers. JOHNSON agrees that all originals and copies of SMARTBANK data and documents shall be returned to SMARTBANK, and no copies (electronic, printed or otherwise) of any such data or documents shall be retained by JOHNSON.
7.Waiver and Release of Claims.
(a)Release of Claims. JOHNSON, for himself and his heirs, assigns, executors, and legal and personal representatives, hereby acknowledges full and complete satisfaction of, and waives, releases and forever discharges SMARTBANK and its respective affiliates, divisions, parent companies, subsidiaries, past and present officers, directors, administrators, related or associated entities, and employees, and each and all of the foregoing persons’ heirs, assigns, executors, administrators and successors and assigns, or anyone claiming by, through, under or on behalf of any of them (hereinafter collectively “RELEASED PARTIES”), for and from any and all claims, demands, actions and causes of action, in law or in equity, suits, liabilities, losses, costs or expenses, known or unknown, suspected or unsuspected, that JOHNSON may have arising out of, or in any way connected with, the events, occurrences, affairs, and transactions between JOHNSON and RELEASED PARTIES at any time prior to and as of the date JOHNSON executes this Agreement, known or unknown, and whether or not asserted before the date JOHNSON executes this Agreement, including, but not limited to, all claims for discrimination, retaliation, wrongful termination, constructive discharge, interference with rights, wrongful demotion, breach of express or implied contract (including, but not limited to, claims for breach of any employment agreement with SMARTBANK), breach of implied covenant of good faith and fair dealing, promissory estoppel or reliance, harassment, fraud, misrepresentation, intentional and negligent infliction of emotional distress, reimbursement of expenses, reimbursement of medical expenditures, violation of civil rights, defamation, conspiracy, severance pay, denial of pension benefits, and/or any remedy, payment, benefit, or obligation of SMARTBANK set forth in any employment agreement with SMARTBANK. This general and universal release includes, but is not limited to, claims under the United States or any state constitution, 42 U.S.C.§1983, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq., as amended, the Civil Rights Act of 1991, Section 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001, et seq., as amended, the Americans With Disabilities Act of 1990, 29 U.S.C. §§ 12101 to 12213, as amended, the Rehabilitation Act of 1973, 29 U.S.C. § 791, et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., as amended, the Fair Labor Standards Act, 29 U.S.C. §§ 1001, et seq., the Equal Pay Act of 1963, 29 U.S.C. §§ 206(d), the Occupational Safety and Health Act, as amended, the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 to 2654, the Immigration Reform and Control Act, as amended, the Workers’ Adjustment and Retraining Notification Act, as amended, the Sarbanes-Oxley Act of 2002, the False Claims Act, the Tennessee Human Rights Act, the Tennessee Public Protection Act, and any other local, state or federal law, regulation or ordinance, public policy, express or implied contract, tort or common law. This release includes all claims arising out of JOHNSON’s employment by SMARTBANK, and/or the termination thereof, including, but not limited to, with respect to the non-renewal and/or expiration of the employment agreement between JOHNSON and SMARTBANK. JOHNSON understands and agrees that this Release is intended to be interpreted and to apply as broadly as permitted under law, provided that, notwithstanding the foregoing, this paragraph expressly does not include a release of any claims that cannot be released hereunder by law. JOHNSON understands and agrees that the released claims include not only claims presently known, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims, as described herein. JOHNSON understands that he may hereafter discover facts different from what he now believes to be true, which, if known, could have materially affected this Agreement, but nevertheless waives any claims or rights based on different or additional facts subsequently discovered.

(b)Employee Acknowledgements. JOHNSON acknowledges he is not owed any wages, compensation, or benefits by the RELEASED PARTIES, other than as set forth in this Agreement. JOHNSON further acknowledges that SMARTBANK has not in any way interfered with his right to take any leave which he may have been entitled by law to take. JOHNSON further acknowledges that he has reported any and all workplace injuries that he has incurred or suffered to date. JOHNSON further acknowledges that he is not aware of any potentially illegal conduct or practice on the part of the RELEASED PARTIES as of the date of his execution of this Agreement.
(c)No Pending or Unasserted Claims. JOHNSON represents that he has no pending lawsuits, charges or other claims of any nature whatsoever against the RELEASED PARTIES in any state or federal court, or before any agency or other administrative body. Further, JOHNSON agrees, to the fullest extent permitted by law, not to assert any claims, charges or other legal proceedings against the RELEASED PARTIES in any forum, based on any events, whether known or unknown, occurring prior to the date of the execution of this Agreement, including, but not limited to, any events related to JOHNSON’s employment with SMARTBANK or the cessation of that employment, or pertaining to or arising from the employment agreement between JOHNSON and SMARTBANK or the non-renewal and/or expiration thereof. JOHNSON further agrees that he will “opt out” of, or not “opt in” to, any class action in which any of the RELEASED PARTIES are named, or has been named, as a defendant. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent JOHNSON from making a report to, or filing a charge with, any government law enforcement agency, including the U.S. Equal Employment Opportunity Commission, or applicable state or local administrative agency, or participating in an investigation conducted by such agency. However, JOHNSON agrees to waive his right to recover monetary damages, reward payments, or monetary relief of any kind resulting from any such investigation, charge, report, complaint, or lawsuit filed by JOHNSON or by anyone else on JOHNSON’s behalf against the RELEASED PARTIES.
(d)Second Release. JOHNSON understands that this Agreement contemplates that he will provide a full release of claims arising out of his relationship with SMARTBANK, covering the entire period of his employment with SMARTBANK, up to and including the Separation Date. Accordingly, depending on the timing of JOHNSON’s execution of this Agreement, JOHNSON understands and agrees that SMARTBANK may, in its sole discretion, require JOHNSON to execute a Second Release (attached as Exhibit A hereto), on or after the Separation Date, as a requirement and precondition to receiving any severance payments or benefits pursuant to this Agreement.
8.Non-Disclosure and Confidentiality. JOHNSON agrees to keep completely confidential the amount of any payments or benefits contemplated by this Agreement and all other terms of this Agreement and the circumstances giving rise to this Agreement, and will not disclose, directly or indirectly, any such information to any person with the exception that he may disclose information regarding this Agreement (a) where the prior written consent of SMARTBANK has been obtained; (b) to JOHNSON’s attorneys, accountants and/or other financial advisors who are reasonably consulted for legal, tax reporting or tax planning purposes, and who shall likewise be bound by this provision; (c) where required by law in response to an order or other process of a court or administrative agency of competent jurisdiction upon notice; or (d) where required by law to respond to an inquiry from any governmental entity concerning this Agreement.
9.Social Media and Non-Disparagement; Letter of Reference. JOHNSON agrees to revise his employment status on social media, including LinkedIn and other social media sites, on or before the Separation Date, if SMARTBANK is identified as an employer. JOHNSON agrees to not make any statements or take any actions, at any time, whether now, or in the future, in any form or format, including on social media, that can be construed by a reasonable person to be in any way derogatory, disparaging or negative about SMARTBANK or its related entities, subsidiaries, affiliates, or any successors, assigns, employees, officers, board members, directors, managers, and agents thereof, both individually and in their official capacities. Likewise, members of SMARTBANK’s executive management team who are aware of the circumstances of JOHNSON’s departure and of the existence of this Agreement will not make any disparaging statements about JOHNSON. SMARTBANK has prepared a standard letter of reference for JOHNSON attached as Exhibit B hereto and agrees that JOHNSON may provide a copy of this letter of reference to prospective employers. It is understood and agreed that this provision is not to be construed as preventing or restricting JOHNSON or SMARTBANK from providing truthful information and testimony in any investigation or legal proceeding in which they are required by law to participate. It is further understood that this provision is not intended to, and will not be enforced so as to, unlawfully limit or infringe upon any rights of JOHNSON under applicable law.
10.Protected Rights.  JOHNSON understands that nothing contained in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  JOHNSON further understands that this Agreement does not limit his ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies.  However, based on the release of claims set forth in Paragraphs 7 and 11 of this Agreement, JOHNSON understands that he is releasing all claims and causes of action that JOHNSON might personally pursue or that might be pursued in JOHNSON’s name and, to the extent permitted by applicable law, JOHNSON’s right to recover monetary damages or obtain injunctive relief that is personal to JOHNSON in connection with such claims and causes of action.
11.Age Discrimination Claim Release Notices/Effective Date of Agreement. JOHNSON understands and acknowledges that he has been offered a period of up to twenty-one (21) days after receipt of this Agreement (“Consideration Period”) to decide whether to sign this Agreement, although he may sign the Agreement prior to the expiration of the Consideration Period if he wishes. Based on the date of presentation of this Agreement, JOHNSON must sign and return this Agreement to Becca Boyd on or prior to May 21, 2019. With respect to any claims which JOHNSON may have under the Age Discrimination in Employment Act (“ADEA Claims”), JOHNSON further understands and acknowledges that under federal law, he has the right to revoke this Agreement only with respect to his release of ADEA Claims, hereof, which revocation must be communicated to Becca Boyd in writing within seven (7) days following the day JOHNSON executes this Agreement (“Revocation Period”). Should JOHNSON not exercise his right to revoke his release of ADEA Claims during the Revocation Period, on the seventh day following his delivery of the signed Agreement to SMARTBANK, the release of ADEA Claims under this Agreement shall be held in full force and effect, and each party shall be obligated to comply with its requirements. Assuming no revocation, the Effective Date of this Agreement shall be the eighth (8th) day following JOHNSON’s execution of this Agreement. Should JOHNSON exercise his right to revoke his release of ADEA Claims within seven (7) days of the date of execution in compliance with the above requirements, the offer contained in this Agreement shall be null and void in all respects. JOHNSON acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has in no way been discouraged from consulting with an attorney, and that he has in fact reviewed this Agreement and understands and willingly agrees to all terms set forth herein.
12. 401(k) True-Up. SMARTBANK will make an additional 401(k) plan matching contribution (true-up) on behalf of JOHNSON in the amount of the positive difference, if any, between the matching contributions that would have been allocated to JOHNSON’S account had such contributions been determined on the basis of compensation for the entire plan year and the matching contributions previously allocated to JOHNSON’S account, based on the results of annual testing and in accordance with the terms of applicable 401(k) plan documents.
13.Employment Agreement. JOHNSON acknowledges and agrees that his Employment Agreement with SMARTBANK, dated April 15, 2015, has expired and is of no further force and effect, and that SMARTBANK has no continuing obligations to JOHNSON under said Employment Agreement.
14.No Reemployment. JOHNSON agrees that by signing this Agreement, he relinquishes any right to employment or reemployment with SMARTBANK or any of the Releasees. JOHNSON agrees that he will not seek, apply for, accept, or otherwise pursue employment with SMARTBANK or any of the RELEASED PARTIES, and acknowledges that if he reapplies for or seeks employment with SMARTBANK or any of the RELEASED PARTIES, SMARTBANK’s or any of the RELEASED PARTIES’ refusal to hire JOHNSON based on this Paragraph shall provide a complete defense to any claims arising from JOHNSON’s attempt to obtain employment.
15.Disclaimer of Liability. JOHNSON acknowledges that neither the presentation of the offer set forth in this Agreement, nor the payment of the sums described herein, constitutes or shall be construed as an admission of breach of contractual obligations or any acts of discrimination, harassment, retaliation, misconduct, negligence, violation of state or federal wage and hour laws, or any unlawful conduct whatsoever by SMARTBANK against JOHNSON or any other person, and SMARTBANK specifically disclaims any liability and denies any unlawful conduct whatsoever against JOHNSON or any other person, on the part of itself, its employees or its agents.
16.Clawback. Notwithstanding anything in this Agreement to the contrary, SMARTBANK, or its respective successors or assigns, retains the legal right to demand the return of any payments made to JOHNSON under this Agreement, or cease making future payments to JOHNSON under this Agreement, (i) as may be required by law, or by any federal or state regulators of the SMARTBANK, or (ii) in the event the Board of Directors of SMARTBANK determines that Johnson has engaged in conduct constituting Cause (as defined herein) at any time during the period beginning on and including April 29, 2019, and ending on and including the Separation Date.
17. 409A.     Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply to all benefits and payments provided under this Agreement by SMARTBANK to JOHNSON:
(a)The payment, or commencement of a series of payments, hereunder of any non-qualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) upon a termination of employment shall be delayed until such time as JOHNSON has also undergone a separation from service (for purposes of Section 409A), at which time such non-qualified deferred compensation (calculated as of the date of the JOHNSON’s termination of employment) shall be paid (or commence to be paid) to JOHNSON as set forth in this Agreement as if JOHNSON had undergone such termination of employment (under the same circumstances) on the date of the JOHNSON’s ultimate separation from service.
(b)It is the parties’ intention that the payments and benefits and entitlements to which JOHNSON could become entitled in connection with this Agreement be exempt from or comply with Section 409A and the regulations and other guidance promulgated thereunder and, accordingly, this Agreement will be interpreted to be consistent with such intent.
(c)While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event whatsoever shall SMARTBANK be liable for any additional tax, interest, or penalties that may be imposed on JOHNSON as a result of Section 409A or any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A).
(d)No deferred compensation payments provided for under this Agreement shall be accelerated to JOHNSON.
(e)Any installment payments provided for in this Agreement shall be treated as separate payments for purposes of Section 409A.
18.Severability of Provisions. Should any agency or court of competent jurisdiction determine that any term or provision of this Agreement is unenforceable, the parties agree that such term or provision shall be deemed to be deleted as though it had never been a part of this Agreement, and the validity, legality and enforceability of the remaining terms and provisions shall not be in any way affected or imperiled thereby.
19.Complete Defense and Indemnification. JOHNSON acknowledges and agrees that this Agreement may be used by SMARTBANK as a complete defense to any past, present, or future claim or entitlement which JOHNSON has against SMARTBANK for or on account of any matter or thing whatsoever arising out of JOHNSON’s employment with and separation from SMARTBANK. JOHNSON also understands and agrees to indemnify SMARTBANK for any costs, damages, and attorneys’ fees which may be incurred in defending or prosecuting claims arising out of or caused by JOHNSON’s breach of this Agreement.
20.Governing Law. This Agreement shall be construed in accordance with the laws of the State of Tennessee.
IN WITNESS WHEREOF, the parties have voluntarily executed this Agreement. By executing this Agreement, each party stipulates, agrees, and warrants as follows:

(i)	that the terms of this Agreement are reasonable;

(ii)	that the person executing this Agreement has carefully read and understands all of the provisions of this Agreement and is voluntarily entering into this Agreement;

(iii)	that the person executing this Agreement will not challenge or contest in any way the capacity or authority of any party hereto to enter into this Agreement; and

(iv)
that the person executing this Agreement has the necessary and appropriate authority and capacity to execute this Agreement and to make this Agreement fully binding upon and enforceable against himself/herself or the entity he/she represents.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ C. Bryan Johnson
C. BRYAN JOHNSON

Date: May 2, 2019

SMARTFINANCIAL, INC.
SMARTBANK

By:    /s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

Date: May 2, 2019

EXHIBIT A TO SEVERANCE AGREEMENT OF C. BRYAN JOHNSON
Waiver and Release of Claims
Release of Claims. C. Bryan Johnson (“JOHNSON”), for himself and his heirs, assigns, executors, and legal and personal representatives, hereby acknowledges full and complete satisfaction of, and waives, releases and forever discharges, SmartFinancial, Inc., SmartBank, (collectively, “SMARTBANK”) and their respective affiliates, divisions, parent companies, subsidiaries, past and present officers, directors, administrators, related or associated entities, and employees, and each and all of the foregoing persons’ heirs, assigns, executors, administrators and successors and assigns, or anyone claiming by, through, under or on behalf of any of them (hereinafter collectively “RELEASED PARTIES”), for and from any and all claims, demands, actions and causes of action, in law or in equity, suits, liabilities, losses, costs or expenses, known or unknown, suspected or unsuspected, that JOHNSON may have arising out of, or in any way connected with, the events, occurrences, affairs, and transactions between JOHNSON and RELEASED PARTIES at any time prior to and as of the date JOHNSON executes this Waiver and Release of Claims, known or unknown, and whether or not asserted before the date JOHNSON executes this Waiver and Release of Claims, including, but not limited to, all claims for discrimination, retaliation, wrongful termination, constructive discharge, interference with rights, wrongful demotion, breach of express or implied contract (including, but not limited to, claims for breach of any employment agreement with SMARTBANK), breach of implied covenant of good faith and fair dealing, promissory estoppel or reliance, harassment, fraud, misrepresentation, intentional and negligent infliction of emotional distress, reimbursement of expenses, reimbursement of medical expenditures, violation of civil rights, defamation, conspiracy, severance pay, denial of pension benefits, and/or any remedy, payment, benefit, or obligation of SMARTBANK set forth in any employment agreement with SMARTBANK. This general and universal release includes, but is not limited to, claims under the United States or any state constitution, 42 U.S.C.§1983, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq., as amended, the Civil Rights Act of 1991, Section 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001, et seq., as amended, the Americans With Disabilities Act of 1990, 29 U.S.C. §§ 12101 to 12213, as amended, the Rehabilitation Act of 1973, 29 U.S.C. § 791, et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., as amended, the Fair Labor Standards Act, 29 U.S.C. §§ 1001, et seq., the Equal Pay Act of 1963, 29 U.S.C. §§ 206(d), the Occupational Safety and Health Act, as amended, the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 to 2654, the Immigration Reform and Control Act, as amended, the Workers’ Adjustment and Retraining Notification Act, as amended, the Sarbanes-Oxley Act of 2002, the False Claims Act, the Tennessee Human Rights Act, the Tennessee Public Protection Act, and any other local, state or federal law, regulation or ordinance, public policy, express or implied contract, tort or common law. This release includes all claims arising out of JOHNSON’s employment by SMARTBANK, and/or the termination thereof, including, but not limited to, with respect to the non-renewal and/or expiration of any employment agreement between JOHNSON and SMARTBANK. JOHNSON understands and agrees that this Release is intended to be interpreted and to apply as broadly as permitted under law, provided that, notwithstanding the foregoing, this paragraph expressly does not include a release of any claims that cannot be released hereunder by law. JOHNSON understands and agrees that the released claims include not only claims presently known, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims, as described herein. JOHNSON understands that he may hereafter discover facts different from what he now believes to be true, which, if known, could have materially affected this Waiver and Release of Claims, but nevertheless waives any claims or rights based on different or additional facts subsequently discovered.

Employee Acknowledgements. JOHNSON acknowledges he is not owed any wages, compensation, or benefits by the RELEASED PARTIES, other than as set forth in his Severance Agreement. JOHNSON further acknowledges that SMARTBANK has not in any way interfered with his right to take any leave which he may have been entitled by law to take. JOHNSON further acknowledges that he has reported any and all workplace injuries that he has incurred or suffered to date. JOHNSON further acknowledges that he is not aware of any potentially illegal conduct or practice on the part of the RELEASED PARTIES as of the date of his execution of This Waiver and Release of Claims.
No Pending or Unasserted Claims. JOHNSON represents that he has no pending lawsuits, charges or other claims of any nature whatsoever against the RELEASED PARTIES in any state or federal court, or before any agency or other administrative body. Further, JOHNSON agrees, to the fullest extent permitted by law, not to assert any claims, charges or other legal proceedings against the RELEASED PARTIES in any forum, based on any events, whether known or unknown, occurring prior to the date of the execution of this Waiver and Release of Claims, including, but not limited to, any events related to JOHNSON’s employment with SMARTBANK or the cessation of that employment, or pertaining to or arising from any employment agreement between JOHNSON and SMARTBANK or the non-renewal and/or expiration thereof. JOHNSON further agrees that he will “opt out” of, or not “opt in” to, any class action in which any of the RELEASED PARTIES are named, or has been named, as a defendant. Notwithstanding the foregoing, nothing in this Waiver and Release of Claims shall be construed to prevent JOHNSON from making a report to, or filing a charge with, any government law enforcement agency, including the U.S. Equal Employment Opportunity Commission, or applicable state or local administrative agency, or participating in an investigation conducted by such agency. However, JOHNSON agrees to waive his right to recover monetary damages, reward payments, or monetary relief of any kind resulting from any such investigation, charge, report, complaint, or lawsuit filed by JOHNSON or by anyone else on JOHNSON’s behalf against the RELEASED PARTIES.

C. BRYAN JOHNSON

Date:

EXHIBIT B TO SEVERANCE AGREEMENT OF C. BRYAN JOHNSON

[Date]
To Whom It May Concern,

Bryan Johnson has been employed by SmartBank since February 22, 2010. In his most recent position he was our Chief Financial Officer supporting both SmartBank and SmartFinancial.

During his tenure he was responsible for leading both finance and accounting activities and supported us through multiple mergers and acquisitions. Bryan’s role grew as our company went public where he embraced the rigors of SEC reporting.

Bryan always accepted any challenge or opportunity with a positive attitude and his work ethic was outstanding.

Should you have any additional questions, feel free to reach me at 865.868.0613.

Sincerely,

Billy Carroll
President and Chief Executive Officer

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